UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 13, 2012

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania		19102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 13, 2012, Pennsylvania Real Estate Investment Trust (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) by and among the Company, PREIT Associates, L.P., a Delaware limited partnership and the Company’s operating partnership, and Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to offer and sell 4,000,000 shares of its 8.25% Series A Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share (the “Series A Preferred Shares”). The Series A Preferred Shares were offered to the public at a price of $25.00 per share, and were offered to the Underwriters at a price of $24.2125 per share. Pursuant to the terms of the Purchase Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 600,000 Series A Preferred Shares. On April 17, 2012, the Underwriters exercised in full their option to purchase additional Series A Preferred Shares. The closing of the offering is expected to occur on April 20, 2012.

The Company estimates that the net proceeds from this offering (including the exercise of the option to purchase additional Series A Preferred Shares), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $110.7 million. The Company intends to use the net proceeds from the offering to repay amounts outstanding under its Revolving Facility and other indebtedness and for other general corporate purposes.

The Company made certain customary representations, warranties and covenants concerning the Company and the registration statement in the Purchase Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The closing of the offering is subject to customary closing conditions pursuant to the terms of the Purchase Agreement.

Some of the Underwriters and their affiliates have engaged in investment banking and other commercial dealings in the ordinary course of business with the Company and therefore may have an interest in the successful completion of this offering in addition to the underwriting discounts and commissions they will receive in connection with the offering. Affiliates of certain of the Underwriters are lenders under the Company’s 2010 Credit Facility and will receive their pro rata share of the net proceeds of the offering that are used to repay amounts outstanding under the Revolving Facility. In addition, Wells Fargo Shareowner Services, an affiliate of Wells Fargo Securities, LLC, is the registrar and transfer agent for the Company’s preferred and common shares.

A copy of the Purchase Agreement is attached to this report as Exhibit 1.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Purchase Agreement dated April 13, 2012, by and among the Company, the Operating Partnership, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters listed on Schedule A attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Series A Preferred Shares

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2012	PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement dated April 13, 2012, by and among the Company, the Operating Partnership, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters listed on Schedule A attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Series A Preferred Shares

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)